UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2018 (March 07, 2018)

Everi Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 S. Tenaya Way, Suite 100 Las Vegas, Nevada	89113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)Appointment of Maureen T. Mullarkey to the Board of Directors

Effective March 7, 2018, the Board of Directors (the “Board”) of Everi Holdings Inc. (the “Company”), acting upon the recommendation of the Nominating and Corporate Governance Committee of the Board, acted to fill an existing vacancy on the Board and appointed Maureen T. Mullarkey as a Class III director to serve for a term expiring at the 2020 annual meeting of stockholders, or until her respective successor is elected or qualified or until her earlier resignation or removal.   In addition, the Board appointed Ms. Mullarkey to serve on each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee of the Board and, in connection with her appointment to the Audit Committee, determined that Ms. Mullarkey is an “audit committee financial expert.” The Board also determined that Ms. Mullarkey qualifies as an independent director pursuant to the standards of the New York Stock Exchange, applicable rules of the Securities and Exchange Commission, and the Company’s corporate governance principles.

Ms. Mullarkey will be compensated for her Board service consistent with the compensation arrangements provided to the Board’s other independent, non-management directors.  Under a new, non-management director compensation program adopted by the Compensation Committee of the Board on March 7, 2018, each independent, non-management director receives an annual grant of restricted stock units valued at $130,000, with the number of units granted determined by dividing $130,000 by the volume weighted average closing price of the Company’s common stock over the period of 20 trading days ending as of the date of grant.  The units will vest over three years in equal, annual installments and will be settled on a deferred basis on the earliest to occur of (i) ten years following the date of grant, (ii) a director’s death, (iii) the occurrence of a Change in Control (as defined in the Everi Holdings Inc. 2014 Equity Incentive Plan, as amended), provided the transaction also constitutes a “change in control event” as defined in Treasury Regulation 1.409A- 3(i)(5)(v) or (vii), or, (iv) the date that is six (6) months following a director’s “separation from service” (as defined in the Income Tax Regulations under Code Section 409A). In general, a “separation from service” will occur when a director ceases to serve as a member of the Board for any reason not covered by clauses (ii) and (iii) above, unless the director continues to provide consulting services to the Company. At the time of a deferred settlement, one share of the Company’s common stock will be issued for each vested restricted stock unit.  Ms. Mullarkey will also receive an annual fee of $75,000 for serving on the Board and an additional annual fee of $12,500, $10,000 and $9,375 for serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, respectively, to which she was appointed (and an additional annual fee if she serves as a chairperson of a standing committee of the Board) (each to be pro-rated for any partial year of service). Ms. Mullarkey will also enter into the Company’s standard form of indemnification agreement for directors, a form of which is filed as Exhibit 10.27 to the Company’s Registration Statement on Form S-1 (Registration No. 333-123514) filed with the SEC on March 22, 2005.

Ms. Mullarkey, age 58, is a resident of Reno, Nevada. She retired in 2007 as Executive Vice President and Chief Financial Officer of International Game Technology (currently known as International Game Technology PLC), a leading supplier of gaming equipment and technology, a position Ms. Mullarkey held from 1998 to 2007 and, where she served in a variety of financial and executive management positions in her 18 years with the company. Ms. Mullarkey has served since 2014 as a director of PNM Resources, Inc., a holding company with two regulated utilities providing electricity and electric services in the State of New Mexico and Texas. Ms. Mullarkey previously served as a director of NV Energy, Inc. from 2008 to 2013 until the company was sold to Mid-American Energy Holdings Company, a subsidiary of Berkshire Hathaway, Inc. Ms. Mullarkey served as Entrepreneur in Residence with The Nevada Institute of Renewable Energy Commercialization from 2009 to 2011. Ms. Mullarkey has a B.S. from the University of Texas and an M.B.A. from the University of Nevada.

There were no arrangements or understandings between Ms. Mullarkey and any other persons regarding her appointment to the Board, nor is Ms. Mullarkey party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERI HOLDINGS INC.

Date: March 13, 2018	By:	/s/ Todd A. Valli
Todd A. Valli, Senior Vice President, Corporate Finance and Chief Accounting Officer

3